EXHIBIT 10.17

September 5, 2002

Mr. Clyde Foster

Re:	Employment Offer

On behalf of Pumatech, Inc., I am pleased to offer you the position of Senior Vice President of Sales and Marketing. This letter is intended to describe the terms of our offer of employment to you. We anticipate that your start date will be September 9, 2002. You will report directly to me. This is a full-time position, and you agree to devote all of your business time and attention to the business of the Company during the term of your employment.

Your starting base salary will be $240,000 per year, payable in accordance with the normal payroll practices of the Company. In addition, you will be eligible to earn a commission-based bonus, pursuant to a written commission plan, of up to $160,000 annually at quota, with additional over quota commission possible up to a maximum of $80,000 annually. The terms and conditions of your commission plan shall be determined by you and me promptly after you commence employment with the Company, but in any event no later than October 31, 2002. The commission plan shall provide that you will receive a minimum first year bonus (for the one year period ending July 31, 2003) of $60,000. This first year guaranteed bonus will be paid quarterly as follows: if your quarterly bonus payment for any quarter falls below $15,000 and causes the value of your average quarterly bonuses received to date to fall below $15,000, the Company shall increase the amount payable to you to bring your average quarterly bonus up to $15,000.

As a full-time employee, you will be eligible to participate in the Company’s medical, dental, life insurance, and long-term disability programs as of the first day of your employment. You will also be eligible to participate in Pumatech’s flexible spending account and 401(k) programs, subject to normal eligibility and enrollment restrictions, as of the first day of your employment. The Company retains the right to modify or change its benefits and compensation policies from time to time as it deems necessary.

In addition, it will be recommended to the Company’s Board of Directors that you be granted an option for 300,000 shares of common stock under the Company’s 1993 Stock Plan, as amended. Pursuant to Pumatech’s standard stock option agreement, your shares will vest over a four year period, beginning on your start date, with 25% “cliff” vesting at the end of the first year and the remainder vesting monthly during your employment until fully vested. The exercise price shall be the fair market value of the shares on the date of the option grant. As an officer of Pumatech, you will be subject to the Company’s Insider Trading Policy and other applicable securities laws. The Policy is attached to this letter for your information.

You will also receive an additional grant of an option for 100,000 shares of common stock of the Company in lieu of participation in the Pumatech, Inc. 2003 Executive Stock Incentive Program (the “Program”). Such option will vest in accordance with the terms of the Program, with the substitution of “16,666” for “8,333” and “1,190” for “595” in Section 3.(c)(i) of the Program. For reference purposes, a copy of the Program is attached to this Letter.

Mr. Clyde Foster

September 5, 2002

If the Company terminates your employment at any time other than for “Good Reason” (as hereinafter defined), then you shall be entitled to receive as a severance six months continuation of your base salary, based upon your base salary as of the date your employment ceases, provided that you first sign a comprehensive release of claims in favor of the Company, in the form attached hereto as Exhibit A, and that release becomes effective according to its terms. If your base salary is reduced below $240,000 for any reason then you will be paid severance as if your salary was $240,000.

As used herein, a termination for “Good Reason” means a termination for any of the following reasons: fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

If during the first year of your employment, you elect to move your primary residence more than 25 miles from its current location to improve your commute, the Company will then reimburse you for your actual moving expenses up to a maximum of $25,000.

As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. We will ask you to sign and comply with a proprietary information and nondisclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and nondisclosure of proprietary information. You will also be required to submit satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins. The easiest method of satisfying this requirement is to provide a valid state driver’s license, and either your Social Security card or a copy of your birth certificate. If you do not have these documents, please call Jackie Plant in our benefits department immediately to discuss what other document will satisfy the requirements of this law. You will be asked to submit this documentation on your first day of employment.

It is the understanding of both parties that your employment with the Company is “at will,” and for no specific period, and accordingly may be terminated by either party at any time for any reason, with or without cause. This letter and its supporting agreements (including the Proprietary Information and Inventions Agreement and Insider Trading Policy, the terms of which are incorporated by reference herein) constitutes the full and complete agreement between us regarding the terms of your employment with the Company. Any contrary or inconsistent representations which may have been made or which may be made to you are superseded by this offer. Any modifications of the terms set out herein must be in writing and signed by yourself and an authorized representative of Pumatech.

If you accept this offer, please sign this letter and the enclosed agreements, and return them to me personally, by facsimile. We will follow up with the executed originals within one (1) day. This offer is contingent upon your countersignature of this letter and the accompanying documents. This offer will remain open for three days from receipt. If you have any questions, please contact me directly.

Clyde, we look forward to having you join the Pumatech team.

Sincerely,

/s/ WOODSON M. HOBBS

Woodson M. Hobbs President and CEO

Accepted and Agreed:

/s/ CLYDE FOSTER	Date: September 5, 2002

Clyde Foster

Attachments

A) Comprehensive Release of Claims

B) Proprietary Information and Inventions Agreement

C) Insider Trading Policy

D) 2003 Executive Stock Incentive Program

Mr. Clyde Foster

September 5, 2002

Attachment A

Release Agreement

This Release Agreement (the “Agreement”), dated as of 9/5/2002, is entered into by and between Clyde Foster (“Foster”) and Pumatech, Inc. (the “Company”).

Whereas, Foster and the Company entered into that certain letter agreement re: employment offer dated September 5, 2002 (the “Employment Agreement”);

Whereas, pursuant to the Employment Agreement, Foster is entitled to certain salary continuation payments if his employment is terminated other than for “Good Reason” (as defined in the Employment Agreement) and he first provides a comprehensive release of claims to the Company;

Whereas, Foster and the Company desire to implement the salary continuation payments contemplated by the Employment Agreement by entering into this Agreement;

THEREFORE, for good and valid consideration the sufficiency of which Foster and the Company hereby acknowledge, Foster and the Company hereby agree as follows:

1.	Foster hereby releases the Company and its shareholders, officers, directors, employees, and legal successors (collectively, the “Releasees”), from any and all claims, liabilities, demands and causes of action, whether known or unknown, which Foster has, may have or claim to have against any of the Releasees as of the date Foster executes this Agreement, including but not limited to all claims, liabilities, demands and causes of action which relate to or arise out of Foster’s employment with the Company or the termination of Foster’s employment with the Company.

2.	Foster hereby agrees not to file any lawsuit or other action to assert such claims, which include, but are not limited to, any claims of wrongful termination, breach of contract, fraud, infliction or emotional distress or any claims of age, race, sex, disability, national origin or other discrimination or harassment under federal, state or local laws prohibiting such discrimination or harassment.

3.	Foster has read Section 1542 of the Civil Code of the State of California, which states in its entirety:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor.

4.	Foster hereby waives any right or benefit he has under Section 1542 or any similar law of any other jurisdiction, including New Hampshire, to the full extent that he may lawfully waive such rights with respect to his release of claims. Foster acknowledges that he is releasing all known and unknown claims by signing this document.

5.	Foster specifically agrees that this Agreement releases any claims he might under the Age Discrimination in Employment Act (“ADEA”), and that he specifically agrees not to file any lawsuit or other action to assert such a claim.

Mr. Clyde Foster

September 5, 2002

6.	Foster has carefully read and fully understands this Agreement and the release contained herein and has not relied on any statement, written or oral, which is not set forth in this document.

7.	Foster will be provided up to 21 days from the date this Agreement is presented to him to accept the terms of this Agreement, although he may accept it at any time within those 21 days. Foster is advised, if he wishes, to consult with an attorney regarding this Agreement. The Company agrees that Foster’s ADEA release of claims does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement.

8.	Foster may accept this Agreement by dating and signing it and returning it to the attention of the Chief Executive Officer at Pumatech. Once Foster does so, he will still have an additional 7 days in which to revoke his acceptance by sending to Pumatech, to the attention of the Chief Executive Officer, via fax at , and also by first class mail, a written statement of revocation. If Foster does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

Date:	9/5/2002	/s/ CLYDE FOSTER
Clyde Foster

Date:	9/5/2002	/s/ WOODSON M. HOBBS
PUMATECH, INC.

Attachment B

PUMA TECHNOLOGY EMPLOYEE AGREEMENT

REGARDING CONFIDENTIALITY AND INVENTIONS

This Agreement is intended to set forth in writing my responsibility to Puma Technology, Inc. d/b/a PUMATECH, Inc.            , a Delaware corporation (“the Company”). I recognize that the Company is engaged in a continuous program of research, development, and production respecting its business and the business of its customers, present and future. As part of my employment with the Company, I have certain obligations relating to inventions which I develop during that employment.

In return for my employment, or continued employment, by the Company, I acknowledge and agree that:

1.    Effective Date.    This agreement (“Agreement”) shall be effective on                          , 200    , the first day of my employment with the Company.

2.    Confidentiality.    I will maintain in confidence and will not disclose or use, either during or after the term of my employment any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information”), whether or not in written form, except to the extent required to perform duties on behalf of the Company. Proprietary Information refers to any information, not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such Proprietary Information includes, but is not limited to, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans and any other information which is identified as confidential by the Company. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to the Company’s business. These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to me as the result of my status as an employee of the Company.

3.    Inventions.

3.1    Definition of Inventions.    As used in this Agreement, the term “Inventions” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements, and ideas.

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3.2    Disclosure and Assignment of Inventions.

(a)  I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the period of my employment with the Company (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work I performed for the Company (“the Company Inventions”). I assign all my right, title, and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, which Inventions, if any, are identified on Exhibit A to this Agreement. Exhibit A contains no confidential information. I further do not assign or agree to assign any Inventions which in no way relate to the Company business or demonstrably anticipated research and development which are made by me during my employment with the Company, which Inventions, if any, are identified on Exhibit B to this Agreement. At the time of execution of this Agreement, there are no Inventions listed on Exhibit B. Such Inventions will be added, along with the date of addition and signed and dated by the President of the Company and me. Counter signature by the President of Puma shall constitute acceptance of said Invention by the Company. Exhibit B will contain no confidential information. I have no rights in any Inventions other than the Inventions specified in either Exhibit A or Exhibit B .

(b)  I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, alone or with others, within one year after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment with the Company and are to be assigned to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after my term of employment, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3    Nonassignable Inventions.    This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code.

4.    The Company’s Materials.    Upon termination of my employment with the Company or at any other time upon the Company’s request, I will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to me by the Company or prepared by me for the Company.

5.    Competitive Employment.    During the term of my employment with the Company, I will not engage in any employment, consulting, or other activity in any business competitive with the Company without the Company’s written consent.

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6.    Non-solicitation.    During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

7.    Acts to Secure Proprietary Rights.

7.1    Further Acts.    I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

7.2    Appointment of Attorney-In-Fact.    In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any the Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

8.    No Conflicting Obligations.    My performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

9.    Survival.    Notwithstanding the termination of my employment, Section 3.2 and Articles 2, 6, and 7 shall survive such termination. This Agreement does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or for no reason.

10.    Specific Performance.    A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

11.    Waiver.    The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.    Severability.    If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

14.    Choice of Forum.    The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose

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Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement.

15.    Entire Agreement.    This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

16.    Assignment.    This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors, and permitted assignees.

EMPLOYEE:

Date

Signature

Printed Name

Puma Technology, Inc. d/ab/a PUMATECH, Inc.:

Date	By

Title

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LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the above Agreement between you and the Company does not require you to assign to the Company, any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Company. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Signature

Printed Name of Employee

Dated:

Witnessed by:

Representative

Dated:

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EXHIBIT A

PRIOR INVENTIONS

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EXHIBIT B

INVENTIONS DURING EMPLOYMENT AT THE COMPANY

INVENTION:

DATE OF INVENTION:

EMPLOYEE SIGNATURE:	DATE:

COMPANY SIGNATURE:	DATE:

ATTACH MORE SHEETS IF NECESSARY

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Attachment C

Insider Trading Policy

Pumatech’s Insider Trading Policy provides guidelines to employees, officers and directors of Pumatech, Inc. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.    Trading on Material Nonpublic Information.    No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2.    Tipping.    No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.    Confidentiality of Nonpublic Information.    Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.    Liability for Insider Trading.    Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2.    Liability for Tipping.    Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.    Possible Disciplinary Actions.    Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Recommended Guidelines

1.    Recommended Trading Window.    The period beginning approximately two (2) weeks before the end of each quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, the Company strongly recommends that all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until two (2) weeks prior to the end of the next fiscal quarter. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the suggested self-imposed “trading window” period is to help establish a diligent effort to avoid any improper transaction. An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the trading window, since the Insider may, at such time, have access to Material Nonpublic Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

2.    Notification of Trades.    The Company has determined that all officers and directors of the Company should refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “notification” process. Each officer and director should contact and consult with the Company’s President prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the notification process from certain employees, consultants and contractors other than and in addition to officers and directors.

3.    Individual Responsibility.    Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial results

•	Projections of future earnings or losses

•	News of a pending or proposed merger

•	News of the disposition of a subsidiary

•	Impending bankruptcy or financial liquidity problems

•	Gain or loss of a substantial customer or supplier

•	Changes in dividend policy

•	New product announcements of a significant nature

•	Significant product defects or modifications

•	Significant pricing changes

•	Stock splits

•	New equity or debt offerings

•	Acquisitions

•	Significant litigation exposure due to actual or

•	Threatened litigation

•	Major changes in senior management.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares under the Company’s employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Policies—Directors and Officers

1.    Section 16.    Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

2.    Short Sales.    No officer or director shall engage in a short sale of the Company’s securities.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s General Counsel, who is the Insider Trading Compliance Officer.